UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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HEALTHSTREAM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTHSTREAM, INC.

209 10TH Avenue South, Suite 450

Nashville, Tennessee 37203

(615) 301-3100

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 29, 2014

Dear Shareholder:

On Thursday, May 29, 2014, HealthStream, Inc. will hold its 2014 Annual Meeting of shareholders at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m., Central Daylight Time. Directions to the meeting are provided on the back page of the proxy statement.

We welcome shareholders that owned our common stock at the close of business on March 21, 2014 to vote at this meeting. At the meeting, we will consider the following proposals:

1.	to elect three (3) persons nominated by the Board of Directors as Class II directors to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	to hold an advisory vote on compensation of the Company’s named executive officers as described in the Company’s proxy statement that accompanies this notice; and

4.	to transact such other business as may properly come before the meeting.

This year, we are pleased to use the U.S. Securities and Exchange Commission rule that allows issuers to furnish proxy materials to shareholders on the Internet. As a result, we are mailing our shareholders a notice instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents on the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2013 annual report and a form of proxy card.

Whether or not you plan to attend the meeting, we request that you vote as soon as possible.

By the Order of the Board of Directors,

Nashville, Tennessee	Robert A. Frist, Jr.
April 18, 2014	Chief Executive Officer

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 29, 2014: The Company’s Proxy Statement, Proxy Card and 2013 Annual Report to Shareholders are available to registered shareholders at http://www.envisionreports.com/hstm and are available to beneficial shareholders at http://www.edocumentview.com/hstm.

What is the Purpose of the Annual Meeting?

At HealthStream’s Annual Meeting, shareholders will act upon (i) the election of three (3) persons nominated by the Board of Directors (the “Board”) as Class II directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, (iii) the approval, on an advisory basis, of the compensation of the Company’s Chief Executive Officer and the other executive officers who qualify as named executive officers under applicable SEC rules (the “Named Executive Officers”) as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders. The Annual Meeting will be held on May 29, 2014 at the Company’s offices located at 209 10th Ave. South, Suite 450, Nashville, TN 37203. The meeting will begin at 2:00 p.m., Central Daylight Time. Directions to the Annual Meeting are provided on the back page of the proxy statement.

What are the Board’s Recommendations?

Our Board recommends that you vote:

•	FOR the election of each of the nominees set forth in this proxy statement to serve as Class II directors on our Board;

•	FOR the ratification of the appointment of Ernst & Young LLP; and

•	FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement.

What Happens if I Do Not Give Specific Voting Instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Who May Attend the Annual Meeting?

Shareholders of record on March 21, 2014 may attend the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Cameras and recording devices are not permitted at the meeting.

Who is Entitled to Vote at the Annual Meeting?

The Board has fixed the close of business on Friday, March 21, 2014 as the record date. Shareholders of record of our common stock at the close of business on March 21, 2014 may vote at this meeting.

As of the record date, there were 27,554,504 shares of our voting common stock outstanding. These shares were held by approximately 7,940 holders. Every shareholder is entitled to one vote for each share of common stock the shareholder held of record on the record date.

Who is Soliciting My Vote?

This proxy solicitation is being made and paid for by HealthStream. In addition, we have retained ComputerShare, Georgeson Shareholder and Corporate Election Services to assist in the solicitation. We will pay these entities an aggregate of approximately $2,500 plus out-of-pocket expenses for their assistance. Our directors, officers and other employees not specially employed for this purpose may also solicit proxies by personal interview, mail, telephone or facsimile. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

On What Matters May I Vote?

You may vote on (i) the election of three (3) persons nominated by the Board as Class II directors to our Board, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders.

Why Did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

I Share an Address With Another Shareholder, and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain an Additional Copy of the Proxy Materials?

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this proxy statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this proxy statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this proxy statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

HealthStream, Inc.

Investor Relations Department

209 10th Avenue South

Suite 450

Nashville, Tennessee 37203

Telephone Number: (800) 845-1579

How Do I Vote?

Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible by voting (1) via the Internet by following the instructions provided in the Notice, (2) by mail, if you requested printed copies of the proxy materials, by filling out the vote instruction form and sending it back in the envelope provided, (3) by telephone, if you requested printed copies of the proxy materials, by calling the toll free number found on the proxy card or (4) in person at the meeting. If you requested printed copies of the proxy materials, and properly sign and return your proxy card and return it in the prepaid envelope, your shares will be voted as you direct. If you requested printed copies of the proxy materials, and return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. You have the right to revoke your proxy at any time before the meeting by:

•	notifying our Vice President and General Counsel, Michael Collier, at 209 10th Avenue South, Suite 450, Nashville, TN 37203;

•	voting in person; or

•	duly submitting a proxy bearing a later date.

The deadline for shareholders of record to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 28, 2014.

If your shares are held by your broker, often referred to as in “street name,” you may vote (1) via the Internet and entering the control number found in the Notice, (2) by mail, if you requested printed copies of the proxy materials, by filling out the vote instruction form and sending it back in the envelope provided, (3) by telephone, if you requested printed copies of the proxy materials, by calling the toll free number found on the vote instruction form or (4) in person at the meeting, but you must obtain a legal proxy from the organization that holds your shares. The deadline for “street name” holders to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 28, 2014.

How Can I Get Electronic Access to the Proxy Materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.healthstream.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How Will Voting on Any Other Business be Conducted?

We do not know of any business to be considered at the 2014 Annual Meeting other than (i) the election of three (3) persons nominated by the Board as Class II directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Robert A. Frist, Jr., our Chief Executive Officer, and Gerard M. Hayden, Jr., our Chief Financial Officer, or either of them, to vote on such matters at their discretion.

What is a “Quorum”?

A “quorum” is a majority of the outstanding shares. The shares may be present at the meeting or represented by proxy. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What Vote is Required to Approve Each Item?

Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 must receive affirmative votes from a majority of the shares voting to be approved.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” the proposal exceeds the number of shares of Company common stock voted “AGAINST” the proposal.

What if I Abstain from Voting?

If you attend the meeting or send in your signed proxy card but abstain from voting on the proposals, you will be counted for purposes of determining whether a quorum exists. So long as a quorum is present, not voting will have no effect on whether the proposals are approved.

How do I Vote My Shares if They are Held in the Name Of My Broker (Street Name)?

If your shares are held by your broker, often referred to as in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. New York Stock Exchange (“NYSE”) Rule 452 (“Rule 452”) provides that brokers and nominees may not exercise their voting discretion on certain non-routine matters, including the election of directors, without receiving instructions from the beneficial owner of the shares. Because Rule 452 applies specifically to securities brokers, virtually all of whom are governed by NYSE rules, Rule 452 applies to all companies listed on a national stock exchange including companies listed on the NASDAQ Global Select Market. Therefore, if you do not issue instructions to your broker, your broker is not allowed to exercise his or her voting discretion on proposal one, the election of directors, or proposal three, the non-binding advisory vote on executive compensation, and will return a proxy card with no vote (the “non-vote”) on those proposals. Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for determining the number of votes cast, as a broker non-vote is not considered “entitled to vote” on the election of directors. For proposal two, the ratification of the independent registered public accounting firm, absent receiving instructions from you, your broker will vote your shares at his or her discretion on your behalf.

What is the Effect of a Broker Non-Vote?

So long as a quorum is present, a broker non-vote will have no effect on whether the proposals are approved.

Who Will Count the Votes?

A representative of our transfer agent, ComputerShare, Canton, Massachusetts, will count the votes.

Where Can I Find the Voting Results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days following the meeting.

When are Shareholder Proposals Due in Order to be Included in Our Proxy Statement for the 2015 Annual Meeting?

Any shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, prior to the close of business on December 19, 2014.

When are Other Shareholder Proposals Due?

Our Bylaws contain an advance notice provision that requires that a shareholder’s notice of a proposal to be brought before an annual meeting must be timely. In order to be timely, the notice must be addressed to our Secretary and delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders.

How Can I Obtain Additional Information About the Company?

We will provide an electronic version of our Annual Report on Form 10-K for the year ended December 31, 2013, excluding certain of its exhibits, on our website at www.healthstream.com, or we will provide a copy without charge to any shareholder who makes a written request to Investor Relations Department, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or an oral request by calling (615) 301-3237. The Company’s Annual Report on Form 10-K and various other filings also may be accessed on the Internet at www.healthstream.com or www.sec.gov. A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, excluding certain of its exhibits, is available at http://www.envisionreports.com/hstm.

Can I Communicate Directly with Members of the Company’s Board?

Yes, shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any Board committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee) or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to: outsidedirectors@healthstream.com. Our Compliance Officer, Michael Collier, reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee.

Who Should I Contact if I Have Questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Michael Collier, our Vice President and General Counsel, or Mollie Condra, our Vice President of Communications, Research and Investor Relations, at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, (615) 301-3100. If you are a registered shareholder and have any questions about your ownership of our common stock, please contact our transfer agent, ComputerShare, at 250 Royall Street, Canton, Massachusetts 02021 and (800) 962-4284. If your shares are held in a brokerage account, please contact your broker.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

You can access our Corporate Governance Principles, current committee charters, Code of Conduct, Code of Ethics for executive officers and directors and other corporate governance-related information on our website, www.healthstream.com (under the “Corporate Governance” section of the Investors page), or by addressing a written request to HealthStream, Inc., Attention: Secretary, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

We believe that effective corporate governance is important to our long-term viability and our ability to create value for our shareholders. With leadership from our Nominating and Corporate Governance Committee, our Board regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Corporate Governance Committee also administers an annual skills assessment process as well as an annual self and peer evaluation process for the Board. In addition, our directors are encouraged to attend director education programs.

Directors

The Board is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. Directors who were elected by the Board to fill a vacancy in a class whose term expires in a later year are elected for a term equal to the remaining term for their respective class. The Fourth Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board currently consists of ten members, a portion of which are standing for re-election and are identified under “Proposal One – Election of Directors.”

The names and certain information about members of the Board are set forth below.

Name	Age	Positions with the Company	Director Since	Class and Year in Which Term Will Expire
Robert A. Frist, Jr.	47	Chief Executive Officer, President, and Chairman of the Board	1990	Class III, 2015
Thompson S. Dent	64	Director	1995	Class I, 2016
Frank Gordon	51	Director	2002	Class III, 2015
C. Martin Harris, M.D.	57	Director	2010	Class III, 2015
Jeffrey L. McLaren	47	Director	1990	Class II, 2014
Dale Polley	64	Director	2006	Class I, 2016
Linda Rebrovick	58	Director	2001	Class II, 2014
Michael Shmerling	58	Director	2005	Class II, 2014
William W. Stead, M.D.	65	Director	1998	Class I, 2016
Deborah Taylor Tate	57	Director	2010	Class I, 2016

Robert A. Frist, Jr., one of our co-founders, has served as our Chief Executive Officer and Chairman of the Board since 1990. Mr. Frist graduated with a Bachelor of Science in business with concentrations in finance, economics and marketing from Trinity University.

The Company believes that Mr. Frist’s experience managing the day-to-day operations of the Company’s business, along with his active involvement with the Company since its inception and a comprehensive understanding of the Company’s mission, give him the qualifications and skills to serve as a director.

Thompson S. Dent is the co-founder and executive chairman of Re:Cognition Health, Ltd. London, England, a Centre of excellence with expertise in all neurological problems and with specific expertise in all causes of memory problems and cognitive impairment including stress and anxiety, neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease, in addition to traumatic brain injury, MS, epilepsy, stroke, and affective disorders. Mr. Dent serves as chief executive officer and chairman of the board of directors of Urgent Team, an independent operator of urgent care clinics. He served as executive chairman and chief executive officer of MedTel International Corporation, an international diagnostic imaging company based in Nashville, TN, from 2004 to 2008. Mr. Dent holds a Masters in Healthcare Administration from The George Washington University and a Bachelor’s degree in Business from Mississippi State University.

The Company believes that Mr. Dent’s more than thirty-five years of healthcare services industry expertise, including service on numerous healthcare company boards and committees, give him the qualifications and skills to serve as a director.

Frank Gordon has served as managing partner of Crofton Capital LLP, a private equity fund since 2002. Mr. Gordon earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.

The Company believes that Mr. Gordon’s extensive healthcare business experience including, but not limited to, service as a director, in a management capacity and as an investor, with both start-up and well established companies, gives him the qualifications and skills to serve as a director.

C. Martin Harris, M.D. has been the chief information officer of Cleveland Clinic Foundation in Cleveland, Ohio and also serves as a staff physician for Cleveland Clinic Hospital, since June 1996. Dr. Harris received his undergraduate and medical degrees from the University of Pennsylvania. He also holds a Master’s degree in Business Administration in Healthcare Management from The Wharton School of the University of Pennsylvania. Dr. Harris is a Director for Invacare Corporation (NYSE: IVC), a publicly registered leader of home and long-term care medical products, and for Thermo Fisher Scientific (NYSE: TMO), a publicly registered precision healthcare equipment company.

The Company believes that Dr. Harris’ healthcare and business expertise, including his leadership in healthcare information technology, give him the qualifications and skills to serve as a director.

Jeffrey L. McLaren has been the chief executive officer of Medaxion, LLC, a provider of peri-operative information services, since April 2008, and served as the chief executive officer of Southern Genesis, LLC, a management consulting company from 2003 to 2010. Mr. McLaren, one of our co-founders, served as our President from 1990 to 2000 and as our Chief Product Officer from 1999 to 2000. Mr. McLaren graduated from Trinity University with a Bachelor of Arts in both business and philosophy.

The Company believes that Mr. McLaren’s extensive healthcare business expertise, along with his intimate knowledge of the Company’s operations, give him the qualifications and skills to serve as a director.

Dale Polley retired as a vice chairman and member of the board of directors of First American Corporation and First American National Bank in 2000. In the nine years preceding these positions, Mr. Polley served in various executive management positions at First American, which included serving as its president from 1997 to 1999. Mr. Polley serves on the board of directors of CapStar Bank, a privately held financial institution, headquartered in Nashville, Tennessee, as well as several non-profit organizations. Mr. Polley served as a director for Pinnacle Financial Partners, Inc., (NASDAQ: PNFP) a public registered financial institution, from 2000 to 2011 and for O’Charley’s, Inc., a publicly registered restaurant company from 2001 until its sale in 2012. Mr. Polley served as a director for the Federal Reserve Bank of Atlanta, Nashville branch, from 1995 to 2001. Mr. Polley earned a Bachelor of Business Administration in accounting from Memphis State University.

The Company believes that Mr. Polley’s financial and business expertise, as well as a diversified background of service as a director on the boards of several other public companies, give him the qualifications and skills to serve as a director.

Linda Rebrovick has been chief executive officer and director of Consensus Point, a prediction market software and services company since January 2009. She previously served as a principal and officer at NMG Advisers, Inc., a management consulting company from August 2007 to December 2008. From May 2005 to August 2007, she served as vice president of healthcare sales for Dell Inc., a global systems and services company. Ms. Rebrovick received a Bachelor of Science in marketing from Auburn University.

The Company believes that Ms. Rebrovick’s public and private company board and executive experience, financial and business expertise, and her background as an officer and leader of global healthcare and management technology consulting companies, give her the qualifications and skills to serve as a director.

Michael Shmerling has been the chairman of the Choice Food Group, a manufacturer and distributor of food products throughout the United States, since July 2007. Mr. Shmerling formerly served as the chief operating officer, executive vice president and board member of Kroll, Inc. and subsequently served as a senior advisor to Marsh Inc. Mr. Shmerling serves on the board of directors of Renasant Corporations (NASDAQ:RNST), the publicly registered parent of the financial institution Renasant Bank, as well as several non-profit organizations. Mr. Shmerling received a Bachelor of Accountancy from the University of Oklahoma.

The Company believes that Mr. Shmerling’s financial and business expertise, including a diversified background of managing and directing a variety of public and private companies, give him the qualifications and skills to serve as a director.

William W. Stead, M.D. served as associate vice chancellor for health affairs and chief information officer of Vanderbilt University from 1991 to 2013, and he is currently chief strategy officer at the University’s Medical Center. He is a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the Institute of Medicine of the National Academies. He served as a presidential appointee to the Systemic Interoperability Commission. He is past chairman, Board of Regents, National Library of Medicine, and past president of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in chemistry and an M.D. from Duke University.

The Company believes that Dr. Stead’s service as chief strategy officer for Vanderbilt University Medical Center, plus memberships in organizations devoted to the study of medical information, give him the qualifications and skills to serve as a director.

Deborah Taylor Tate is a licensed attorney and Rule 31 mediator, and she presently serves as Distinguished Scholar at the Free State Foundation, Adjunct Lecturer at Vanderbilt School of Nursing, and Executive-in-Residence at Lipscomb University. She also currently serves as vice-chairman of the executive committee for the Minority Media and Telecommunications Council. She was nominated to the Federal Communications Commission (FCC) by President George W. Bush and unanimously confirmed by the U.S. Senate in 2005. She served as Commissioner of the FCC from 2006 to 2009, serving as chair of two Federal Joint Boards regarding advanced telecommunications services. At the time of her presidential appointment, Ms. Tate was serving as the chairman and director of the Tennessee Regulatory Authority. Her previous state positions also include serving as executive director of the Health Facilities Commission and as senior staff for then-Governor, Senator Lamar Alexander. In addition, she was director of the State and Local Policy Center at Vanderbilt University Institute for Public Policy Studies. She served as chairman of the board of directors for Centerstone, Inc., the largest not-for-profit community mental health provider in the U.S., and presently serves on the national board of directors for the Centerstone Research Institute. Ms. Tate received both her undergraduate degree and Juris Doctorate (J.D.) from the University of Tennessee.

The Company believes that Ms. Tate’s extensive background in various leadership and policymaking roles with both healthcare companies and federal regulatory agencies gives her the qualifications and skills to serve as a director.

Board Meetings and Committees

Our business is managed under the direction of our Board. Our Board is responsible for establishing our corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. The Board delegates the conduct of the business to our senior management team. Directors have regular access to senior management. They may also seek independent, outside advice. The Board considers all major decisions to be made by the Company. The Board holds regular quarterly meetings, an annual strategic planning meeting, and meets on other occasions when required by special circumstances. The Board operates pursuant to our Corporate Governance Principles, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.

During 2013, our Board held six meetings, the Audit Committee held ten meetings, the Compensation Committee held three meetings and the Nominating and Corporate Governance Committee held five meetings. Each director attended at least 75 percent of the 2013 meetings of the Board and its committees on which such director served, and as a group, the directors attended 99 percent of their Board and committee meetings. Our Board has adopted a policy strongly encouraging all of our directors to attend the annual meeting of shareholders. Six directors attended the annual meeting of shareholders in May 2013.

Each of our directors also devotes his or her time and attention to the Board’s principal standing committees. The Board has established three standing committees so that certain areas can be addressed in more depth than may be possible at a full Board meeting. Ad hoc task forces are also formed from time to time to consider acquisitions or other strategic issues. Each standing committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The committees, their primary functions and memberships are as follows:

Audit Committee. The Audit Committee’s primary duties and responsibilities are oversight of the integrity of HealthStream’s financial reporting process; oversight of our system of internal controls regarding finance, accounting and legal compliance; oversight of the process utilized by management for identifying, evaluating and mitigating various risks inherent in the Company’s business; selecting and evaluating the qualification, independence and performance of our independent registered public accounting firm; monitoring compliance with the Company’s Code of Ethics for executive officers and directors and Code of Conduct; monitoring the reporting hotline; and providing an avenue of communication among the independent registered public accounting firm, management and the Board.

The Audit Committee operates pursuant to the terms of a Restated Audit Committee Charter, a copy of which is attached to this proxy statement as Appendix A and may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. During 2013, the members of the Audit Committee were Dale Polley (chair), Michael Shmerling, and Jeffrey L. McLaren, each of whom is independent within the meaning of the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). See “Audit Committee Report for 2013.”

Compensation Committee. The Compensation Committee has responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of our executive officers; evaluating the performance of the Chief Executive Officer; establishing and reviewing Board compensation; reviewing and advising management regarding benefits and other terms and conditions of compensation of management; reviewing the Compensation Discussion and Analysis section of this proxy statement; issuing the Compensation Committee report included in this proxy statement; and administering the Company’s 2000 Stock Incentive Plan (the “2000 Plan”) and the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) and any other incentive plans for our Named Executive Officers. The Compensation Committee operates pursuant to the terms of a Compensation Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. Members of the Compensation Committee during 2013 included Frank Gordon (chair), Thompson S. Dent, and C. Martin Harris, M.D., each of whom is independent within the meaning of the listing standards of NASDAQ. See “Compensation Committee Report for 2013.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee provides assistance to the Board in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board, reviews and recommends corporate governance policies for the Company and annually evaluates the skills and performance of the Board. The Nominating and Corporate Governance Committee operates pursuant to the terms of a Nominating and Corporate Governance Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. Members of the Nominating and Corporate Governance Committee during 2013 included Linda Rebrovick (chair), William W. Stead, and Deborah Taylor Tate, each of whom is independent within the meaning of the listing standards of NASDAQ.

Our Chairman and Chief Executive Officer proposes the agenda for the Board meetings and presents the agenda to the Nominating and Corporate Governance Committee, which reviews the agenda with our Chairman and may raise other matters to be included in the agenda or at the meetings. All directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of and questions regarding these presentations.

Executive Sessions

The independent directors meet in executive session (i.e. with no members of management present) periodically, in at least two regularly scheduled meetings each year. The Chair of the Nominating and Corporate Governance Committee, or his or her designee, has been designated by the independent directors to preside at these meetings.

Independent Directors

The Board has determined that Thompson S. Dent, Frank Gordon, C. Martin Harris, M.D., Jeffrey L. McLaren, Dale Polley, Linda Rebrovick, Michael Shmerling, William W. Stead, and Deborah Taylor Tate do not have any relationship that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director and none of such directors has any relationship with the Company which would cause him or her to fail to meet the definition of “independent” under the listing standards of NASDAQ. All members of the standing committees of the Board are considered independent consistent with these rules.

In making its independence determinations, the Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years with HealthStream and determined that none of the relationships constituted a material relationship between the director and the Company:

HealthStream in the ordinary course of business has certain vendor agreements and a reseller and distributor agreement with entities where some of our directors serve as executive officers (Dr. Harris and Ms. Rebrovick, respectively). In each case, the Board considered the types and amounts of commercial dealings between the Company and the organizations with which the directors are affiliated.

Independence, Financial Literacy and Designation of Financial Experts

The Audit Committee of the Board has determined that all members of the Audit Committee are financially literate under the current listing standards of NASDAQ and are “independent” within the meaning of the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act. The Board also determined that Dale Polley and Michael Shmerling each qualify as an “Audit Committee Financial Expert” as defined by the regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.

Skills Assessment and Board Evaluation Process

The Nominating and Corporate Governance Committee is responsible for assessing the Board’s skills, evaluating director performance and providing feedback to directors for performance improvement. Further, the Nominating and Corporate Governance Committee annually assesses the skills required of the Board to support appropriate governance and corporate oversight. In connection with these responsibilities, the Nominating and Corporate Governance Committee annually conducts a board skills assessment as well as self and peer evaluations for the full Board. The Board evaluation process includes self and peer reviews, suggestions for individual improvement, and year to year comparison and trend analysis for both individual directors and the Board on a composite basis. The Board annually reviews the results to improve effectiveness of the Board as a whole. The skills assessment and Board evaluation processes are used to determine skill requirements for new director nominations, assess committee assignments, review the qualifications of incumbent directors to determine whether to recommend them to the Board as nominees for re-election and to support improvement of the effectiveness of the Board.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s shareholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.

Robert A. Frist, Jr., our Chief Executive Officer, currently serves as Chairman of the Board. The Board believes that Mr. Frist is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry. The Board also believes that having the Chief Executive Officer serve as Chairman of the Board provides an efficient and effective leadership model for us by fostering clear accountability, effective decision making, and alignment of corporate strategy. The Board’s independent directors bring experience, oversight, and expertise from outside the Company and industry, while the Chief Executive Officer and the Chairman of the Board brings industry specific experience and expertise. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of its strategy once it is developed. The Board believes that its current and proposed management structure, together with independent directors having the duties described above, is in the best interests of shareholders because it strikes an appropriate balance for the Company. Although a majority of our directors are independent, the Board does not have a lead independent director.

Risk Oversight

The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making. The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. The Compensation Committee considers the risks that may be implicated by our executive compensation programs. Based upon the comprehensive review of the executive compensation programs, the Compensation Committee has concluded that the Company’s executive compensation programs are not reasonably likely to have a material adverse effect on the Company as a whole.

Nominating Committee Process and Board Diversity

The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as members of the company’s Board as well as reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board as nominees for re-election. In identifying candidates for membership on the Board, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), and local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, time availability, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a present need on the Board. With respect to new candidates for Board service, a full evaluation generally also includes a detailed background check.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business.

The Nominating and Corporate Governance Committee will consider nominees for the Board recommended by shareholders. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholder recommendations for nominees must include certain biographical and other information, which may be found in the Company’s Amended and Restated Bylaws, and the proposed nominee’s written consent to nomination. The recommendations must be delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders (by December 19, 2014 for the 2015 Annual Meeting).

Limitations on Other Board Service

Our Code of Conduct and Governance Principles provide that a director may not serve on more than two other public company boards without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. Service on boards and/or committees of other organizations must also be consistent with our conflict of interest policy, as set forth in our Code of Conduct and Code of Ethics for executive officers and directors, which, among other things, require a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communication with the Board

Shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee) or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to outsidedirectors@healthstream.com. Our Compliance Officer, Michael M. Collier, reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee.

Certain Relationships and Related Transactions

The Board has adopted a written Related Party Transaction Policy (the “Policy”) for approval of transactions in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any of our directors, director nominees, executive officers, greater than five percent beneficial owners, or an immediate family member of any of the foregoing individuals (“Related Party”) has or will have a direct or indirect interest (other than solely as a result of being a director, officer or a less than ten percent beneficial owner of another entity) (“Related Party Transaction”). A copy of the Policy is available at www. http://ir.healthstream.com.

The Board has determined that the Audit Committee is best suited to review and approve Related Party Transactions. Pursuant to the Policy, the Audit Committee reviews Related Party Transactions and determines whether or not to approve or ratify those Related Party Transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	The Related Party’s interest in the Related Party Transaction;

•	The approximate dollar value of the amount involved in the Related Party Transaction;

•	The approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the Company;

•	Whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the Related Party Transaction;

•	Required public disclosure, if any; and

•

Any other information regarding the Related Party Transaction or the Related Party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the Audit Committee.

•

Any employment by the Company of an executive officer of the Company or any of its subsidiaries, as long as the executive officer is not an immediate family member of another executive officer, director, or nominee for director of the Company, and the related compensation is approved (or recommended to the Board for approval) by the Company’s Compensation Committee;

•

Any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•

Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

•

Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

We are not aware of any Related Party Transactions entered into between us and any of our directors, executive officers, greater than five percent beneficial owners or their immediate family members which may require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are responsible for determining executive compensation and equity-based grants to executive officers. Members of the Compensation Committee during 2013 included Frank Gordon, Thompson S. Dent, and C. Martin Harris, M.D., each of whom is independent within the meaning of the listing standards of NASDAQ. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executive serves on the Board or the Compensation Committee that require disclosure under applicable SEC regulations.

Code of Conduct

The Company has established a Code of Conduct that applies to all directors and employees of HealthStream, Inc. The purpose of the Code of Conduct is, among other things, to provide written standards for our directors and employees that are reasonably designed to support high standards of business and personal ethics in the discharge of their duties. A copy of the Code of Conduct may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.

Code of Ethics for Executive Officers and Directors

The Company has established a Code of Ethics that applies to all executive officers and directors of HealthStream, Inc., including our principal executive officer, principal financial officer, and principal accounting officer. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the Code of Ethics. A copy of the Code of Ethics, as well as any amendments to or waivers from the Code of Ethics, may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.

Mandatory Holding Periods

Restricted share unit (RSUs) grants to members of the Board in 2013 vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date, and are not subject to a mandatory holding period after vesting.

Succession Planning

Annually, during an executive session of our directors, our Board reviews the Company’s succession plan. In preparation for this session, the Nominating and Corporate Governance Committee reviews the Company’s succession plan with our Chairman and Chief Executive Officer.

Director Orientation

Upon the election of a new director, management and the Nominating and Corporate Governance Committee conduct an orientation session with the new director. During this session, the director is provided with an overview of the Company’s operations, its organizational structure, its products and services, management’s risk assessment, corporate governance documents and guidelines, compliance and reporting requirements, as well as our annual Board calendar. Orientation is further customized to address anticipated committee assignments or specific requests of our directors.

Strategic Planning

The Board and executive team meet annually to review the Company’s strategic plan. During this session, discussions include a high level review of the Company’s mission and vision as well as the Company’s strategic plan for the next three to five years.

Director Compensation

Cash Compensation of Directors. We pay each member of the Board, who is not an officer or employee of the Company, $1,000 for each Board meeting personally attended or attended via teleconference. We pay non-employee directors $500 for each committee meeting personally or telephonically attended and pay committee chairpersons $1,000 for each committee meeting personally or telephonically attended. We pay each non-employee director an annual retainer of $4,000 in addition to the amounts for participating in meetings.

Equity Compensation of Directors. During 2013, we granted 3,000 RSUs to each non-employee director of the Company. The RSUs vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date pursuant to the provisions of the 2010 Plan as discussed below. For 2014, we granted 2,235 RSUs to each non-employee director of the Company. These RSUs will vest annually, in three equal increments as of the first, second and third anniversaries of the grant date.

Employee directors are not eligible for any compensation for service on the Board or its committees.

The following table summarizes the compensation for the Company’s non-employee directors during 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Thompson S. Dent	$11,000	$65,100	$76,100
Frank Gordon	13,000	65,100	78,100
C. Martin Harris, M.D.	11,500	65,100	76,600
Jeffrey L. McLaren	15,000	65,100	80,100
Dale Polley	20,000	65,100	85,100
Linda Rebrovick	15,000	65,100	80,100
Michael Shmerling	15,000	65,100	80,100
William W. Stead, M.D.	12,500	65,100	77,600
Deborah Taylor Tate	12,500	65,100	77,600

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 12 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 4, 2014.

The following table shows the aggregate number of outstanding and unexercised option awards and the number of outstanding RSUs held by each non-employee director at fiscal year-end 2013.

Name	Option Awards Outstanding	Restricted Share Unit Awards Outstanding
Thompson S. Dent	62,000	5,000
Frank Gordon	67,000	5,000
C. Martin Harris, M.D.	26,250	5,000
Jeffrey L. McLaren	15,000	5,000
Dale Polley	15,000	5,000
Linda Rebrovick	46,000	5,000
Michael Shmerling	15,000	5,000
William W. Stead, M.D.	20,000	5,000
Deborah Taylor Tate	18,750	5,000

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company. Information pertaining to Mr. Frist, who is both a director and an executive officer of the Company, is located in the section entitled “Directors.”

Name	Position with the Company	Age
Jeffrey S. Doster	Senior Vice President and Chief Technology Officer	49
Gerard M. Hayden, Jr.	Senior Vice President and Chief Financial Officer	59
Arthur E. Newman	Executive Vice President	65
J. Edward Pearson	Senior Vice President and Chief Operating Officer	51
Michael Sousa	Senior Vice President	45

Jeffrey S. Doster joined the Company in May 2008 as Senior Vice President and Chief Technology Officer. He earned undergraduate degrees in both Economics and Business Administration from Towson University, as well as a Master of Business Administration from Loyola College, in Maryland.

Gerard M. Hayden, Jr. joined the Company as Senior Vice President and Chief Financial Officer in May 2008. He earned a Bachelor of Arts from the University of Notre Dame and a Master of Science from Northeastern University.

Arthur E. Newman joined the Company in January 2000, and since 2008, he has served as our Executive Vice President. Previously he served as our Chief Financial Officer and Senior Vice President from January 2000 to March 2006. He holds a Bachelor of Science in chemistry from the University of Miami and a Master of Business Administration from Rutgers University.

J. Edward Pearson joined the Company in June 2006 as Senior Vice President, responsible for our survey and research business and was named President of HealthStream Research™ during 2007 and Chief Operating Officer in 2011. He earned a Bachelor of Business Administration in accounting from Middle Tennessee State University.

Michael Sousa joined the Company in October 2004, and was promoted to Senior Vice President in January 2010. He previously served as Vice President for the Company, with responsibilities for our strategic accounts program. He earned a Bachelor of Science degree from Boston College and a Master of Business Administration from Boston University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Company Performance in 2013 and Impact on Executive Compensation

In 2013, the Company continued its focus on improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Below is an overview of the Company’s performance in 2013:

•	Financial Results: During 2013, the Company grew revenues by 28 percent to $132.3 million, operating income by nine percent to $14.7 million and net income by 10 percent to $8.4 million.

Pay actions for Named Executive Officers in 2013 reflected the results of the Company’s performance.

•	The Company increased base salaries of Named Executive Officers approximately five percent.

•

Short term awards in the form of a cash bonus for Named Executive Officers were approximately 13 percent of base salary, with the exception of Mr. Sousa, who received a cash bonus of approximately four percent of base salary.

•

Long term awards, consisting of 5,000 RSUs, were granted to each of our Named Executive Officers Robert A. Frist, Jr., J. Edward Pearson, Gerard M. Hayden, Jr., and Arthur E. Newman; 3,750 RSUs were granted to Named Executive Officer Michael Sousa.

Overview of Compensation Process. The Compensation Committee of the Company’s Board is comprised solely of non-employee, outside, independent directors. Members of the Compensation Committee during 2013 included Frank Gordon, Thompson S. Dent, and C. Martin Harris, M.D., each of whom is independent within the meaning of the listing standards of NASDAQ.

The Compensation Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our Chief Executive Officer and administering the Company’s equity-based and incentive plans for our Named Executive Officers, among other things. The Compensation Committee undertakes these responsibilities pursuant to a written charter adopted by the Compensation Committee which is reviewed at least annually by the Compensation Committee. The Compensation Committee Charter may be accessed on our website in the “Corporate Governance” section of our Investors page at www.healthstream.com. In 2013, the Compensation Committee did not engage a compensation consultant in determining the amount or form of executive compensation.

The Compensation Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests. The Compensation Committee also annually reviews the executive officers’ expense reimbursements with the Company’s Controller.

The Compensation Committee solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each member of the executive team, other than the Chief Executive Officer, given his insight into internal pay equity and positioning issues, as well as executive performance. At a committee meeting typically held during the first quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each member of the executive team, other than the Chief Executive Officer, including his recommendations on any compensation adjustments for members of the executive team, other than the Chief Executive Officer. Following the Chief Executive Officer’s presentation and Compensation Committee discussion, the Compensation Committee discusses and approves any compensation adjustments for each member of the executive team, other than the Chief Executive Officer, based on competitive considerations, the Chief Executive Officer’s assessment of individual performance, the Company’s overall performance and the executive’s current compensation package.

The process is similar for determining the compensation adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Compensation Committee with a recommendation. The Compensation Committee meets to discuss and approve any compensation adjustment, based on its assessment of the Chief Executive Officer’s performance, the Company’s performance, competitive considerations, and the Chief Executive Officer’s current compensation package. The Compensation Committee also solicits comments about the Chief Executive Officer’s performance from the other independent directors.

Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership that will execute the Company’s business strategy, uphold the Company’s mission, vision and values and deliver results and long-term value to the Company’s shareholders. Accordingly, the Compensation Committee seeks to develop and maintain a compensation structure that will attract, retain and motivate highly qualified and high-performing executives through compensation that is fair, balanced, aligned with shareholder interests, and linked to overall financial performance.

We believe we have a strong “pay for performance” philosophy designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. The Compensation Committee’s compensation philosophy for the executive team emphasizes an overall analysis of the executive’s performance for the past year, projected role and responsibilities for the coming year, required impact on execution of the Company’s strategy, external pay practices, total cash and equity compensation and other factors the Compensation Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Compensation Committee has determined that our Company should provide its executive’s compensation packages comprised of three primary elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive within the Company’s market; (ii) annual cash bonuses based on the overall financial performance of the Company, in accordance with annual goals established by the Compensation Committee; and (iii) long-term equity-based incentive awards which strengthen the mutuality of interest between executive officers and our shareholders.

The specific analysis regarding the components of total executive compensation for 2013 are described below. The primary components of the 2013 program were cash compensation, consisting of a base salary and bonuses, and equity incentives, consisting of restricted share units.

Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Each year the Compensation Committee reviews and approves a revised annual salary plan for executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by similar companies for comparable positions solely for purposes of a “market check”, and the Company’s recent financial performance. Taking these factors into account, the Compensation Committee approved base salaries for the Named Executive Officers in the following amounts:

	2013 Base	2012 Base	Percentage
Name and Title	Salary(1)	Salary(1)	Increase
Robert A. Frist, Jr., President and Chief Executive Officer	$269,850	$257,000	5.0%
J. Edward Pearson, Senior Vice President, Chief Operating Officer	256,200	244,000	5.0%
Arthur E. Newman, Executive Vice President	245,700	234,000	5.0%
Gerard M. Hayden, Jr., Senior Vice President, Chief Financial Officer	241,500	230,000	5.0%
Michael Sousa, Senior Vice President	202,125	192,500	5.0%

(1)	Effective May 1 of each year.

Cash Bonuses. In addition to base salary, our cash bonus plan compensation provides our executive officers with the potential for enhanced cash compensation based on the overall financial performance of the Company. This has been known as our Incremental Operating Income Incentive Plan. For the 2013 Incremental Operating Income Incentive Plan, the Compensation Committee established performance objectives that would reward the Company’s Named Executive Officers and certain other vice presidents and director level employees of the Company for growth in non-GAAP operating income over 2012 GAAP operating income. For purposes of the bonus calculation, non-GAAP operating income is defined as our GAAP income from operations, as adjusted for acquisition related expenses incurred during the year and operating income (loss) from acquisitions consummated during the year. The Compensation Committee chose non-GAAP operating income as a measure because it believed that there is a strong relationship between growth in non-GAAP operating income and growth in shareholder value. The plan was structured to provide bonus payouts (as a percentage of base salary) for achieving non-GAAP operating income goals for 2013 between a threshold of $14.8 million (a 10% increase over GAAP operating income in 2012) and a maximum of $16.4 million (a 21% increase over GAAP operating income in 2012). The bonus plan for Named Executive Officers (other than Mr. Sousa) was structured to pay bonuses as a percentage of base salary for exceeding the threshold level of non-GAAP operating income, and a maximum payout of 30 percent of base salary for achieving the maximum level of non-GAAP operating income, with incremental payouts for non-GAAP operating income between the threshold of $14.8 million and the maximum level of $16.4 million. The bonus payment scale was established to reward both shareholders and the executive officers by funding the bonus pool with a portion of the incremental operating income above the Company’s threshold non-GAAP operating income. The plan provided for a payout of up to 10 percent of base salary for Mr. Sousa since he receives sales commissions as an additional component of his compensation package.

The Company’s non-GAAP operating income in 2013 was $15.1 million, which exceeded the threshold level. The Company paid cash bonuses of approximately 13% of base salary to the Named Executive Officers, except for Mr. Sousa, who received a cash bonus of approximately four percent of base salary under the bonus plan.

Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation should strengthen and align the interests of our executive officers with our shareholders. The Compensation Committee believes that the strategy of time-based vesting is in the best interest of shareholders as executive officers only receive the maximum benefits from the stock-based awards if they continue their employment with the Company through the vesting period.

Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2013 were consistent with the objectives and approaches discussed above, and consistent with the Company’s retention, performance, and shareholder alignment objectives. The Compensation Committee typically approves these awards at its first quarter committee meeting. Awards are granted on the date of the committee meeting. The Compensation Committee may also approve additional equity incentive awards in certain special circumstances, such as promotion of an executive officer to a new position, the addition of new executive team members, or in recognition of special contributions or achievements by an executive officer. During 2013, the following restricted share units were granted to our Named Executive Officers pursuant to the 2010 Plan:

Name and Title	Shares Subject to Time-Based Vesting RSU Grant	Aggregate Grant Date Fair Value
Robert A. Frist, Jr., President and Chief Executive Officer	5,000	$108,500
J. Edward Pearson, Senior Vice President, Chief Operating Officer	5,000	108,500
Arthur E. Newman, Executive Vice President	5,000	108,500
Gerard M. Hayden, Jr. Senior Vice President, Chief Financial Officer	5,000	108,500
Michael Sousa, Senior Vice President	3,750	81,375

Each RSU represents the contractual right to receive one share of the Company’s common stock. The RSUs are subject to the terms of the 2010 Plan and the individual grant award agreements. The RSUs vest annually, in four increasing increments as of the first, second, third and fourth anniversaries of the grant date, subject to acceleration as contemplated in the 2010 Plan. The aggregate grant date fair value of each RSU award is computed in accordance with FASB guidance for stock based compensation.

The Compensation Committee determines the number of RSUs awarded to the executive officers based upon, among other factors, the recommendations of the Chief Executive Officer, prior equity grants, individual and Company performance, our annual budget, retention considerations and the estimated annual financial accounting compensation expense associated with the awards. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer so as to reward and incentivize the executive officers for their long-term strategic management of the Company.

Chief Executive Officer Compensation. In establishing the compensation of Robert A. Frist, Jr., the Company’s Chief Executive Officer, the Compensation Committee utilized the same compensation policies described above applicable to executive officers in general. Effective in May 2014, Mr. Frist’s annual base salary will be increased from $269,850 to $283,343. The Compensation Committee determined Mr. Frist’s base salary increase based on the performance of the Company, Mr. Frist’s performance, and a comparison to other executive officers at the Company and at similar companies solely for “market check” purposes.

Perquisites and Other Benefits. Our executive officers are also eligible for benefits generally available to and on the same terms as the Company’s other employees including health insurance, disability insurance, dental insurance, and life insurance. While the Company maintains a 401(k) Plan, the Company has not historically provided any matching contributions under such plan.

Employment Agreement, Severance and Change In Control Agreements. We maintain an employment agreement with Robert A. Frist, Jr., our Chief Executive Officer, the term of which is automatically extended for successive one year periods unless on or before a date that is 90 days prior to the expiration of the then current employment term either the Company or Mr. Frist shall have given written notice to the other of its or his intention not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is also entitled to participate in any bonus program or stock option plan that is generally available to our officers or senior management. Under his employment agreement, Mr. Frist has agreed not to compete with the Company and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions. Mr. Frist is entitled to severance benefits if we terminate him without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment or if he resigns upon the occurrence of a material breach of the employment agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent recommended salary by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares and other benefits will fully vest immediately. We do not maintain employment, severance or change in control agreements with any of our other executive officers.

Vesting of Equity Awards upon Change of Control. Under the 2000 Plan and the 2010 Plan, any outstanding equity awards, consisting of options and RSUs, become fully exercisable and immediately vested upon a change of control, as defined in the 2000 Plan and the 2010 Plan, respectively.

Compensation Decisions for 2014. In March 2014, the Compensation Committee reviewed the performance and compensation of the executive team, and discussed the grant of equity-based awards to executive officers. The Compensation Committee also established the 2014 Cash Bonus Plan (formerly our Incremental Operating Income Incentive Plan) reflecting tiered cash bonuses as a percentage of base salary for exceeding the Company’s non-GAAP operating income for 2014. For purposes of the 2014 Cash Bonus Plan, non-GAAP operating income is defined as our GAAP income from operations, as adjusted for acquisition related expenses incurred during the year and operating income (loss) from acquisitions consummated during the year. The Compensation Committee chose non-GAAP operating income as a measure because it believed that there is a strong relationship between growth in non-GAAP operating income and growth in shareholder value. The Compensation Committee also approved the grant of RSUs to management during the March 2014 meeting.

The table below summarizes the 2014 base salary levels and 2014 equity-based incentive awards for the Named Executive Officers.

Name and Title	2014 Base Salary (1)	Restricted Share Units Subject to Time- Based Vesting

Robert A. Frist, Jr., President and Chief Executive Officer	$283,343	3,925
J. Edward Pearson, Senior Vice President, Chief Operating Officer	267,729	3,925
Arthur E. Newman, Executive Vice President	253,071	3,525
Gerard M. Hayden, Jr., Senior Vice President, Chief Financial Officer	248,745	3,525
Michael Sousa, Senior Vice President	211,221	3,000

(1)	Effective May 1, 2014

Tax Deductibility of Compensation. Section 162(m) of the Code generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s Chief Executive Officer and any of the other three most highly compensated executive officers, other than the Company’s principal financial officer. The $1.0 million limitation applies to all types of compensation, including amounts realized upon the exercise of stock options and issuance of RSU awards, unless the awards and plan under which the awards are made qualify as “performance based” under the terms of the Code and related regulations. Based on applicable tax regulations, any taxable compensation derived from the Company’s cash bonus plan and from the exercise of stock options granted pursuant to the 2000 Plan or 2010 Plan should qualify as “performance based” compensation for purposes of Section 162(m). Generally, compensation related to the settlement and payment of RSUs whose vesting is based on the passage of time will not qualify as “performance-based.” None of the Company’s executive officers received compensation that exceeded the applicable deductibility limits in 2013.

Compensation Committee Report for 2013

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Compensation Committee members recommended the inclusion of the Compensation Discussion and Analysis in our proxy statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board:

Frank Gordon, Compensation Committee Chairman

Thompson S. Dent, Compensation Committee Member

C. Martin Harris, M.D., Compensation Committee Member

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table sets forth information for fiscal year 2013, regarding the compensation earned by the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Robert A. Frist, Jr. Chief Executive Officer, President	2013	$265,567	$—	$108,500	$—	$35,209	$—	$409,276
	2012	253,000	20,151	—	—	—	—	273,151
	2011	240,000	—	—	—	85,750	—	325,750

J. Edward Pearson	2013	252,133	—	108,500	—	33,428	—	394,061
Senior Vice President	2012	244,000	19,132	115,000	—	—	—	378,132
and Chief Operating Officer	2011	229,167	—	—	87,750	81,375	—	398,292

Arthur E. Newman	2013	241,800	—	108,500	—	32,058	—	382,358
Executive Vice President	2012	231,000	18,348	115,000	—	—	—	364,348
	2011	222,500	—	—	87,750	78,750	—	389,000

Gerard M. Hayden, Jr.	2013	237,667	—	108,500	—	31,510	—	377,677
Senior Vice President	2012	227,000	18,034	115,000	—	—	—	360,034
and Chief Financial Officer	2011	218,167	—	—	87,750	77,350	—	383,267

Michael Sousa	2013	198,917	—	81,375	—	8,750	183,944	472,986
Senior Vice President	2012	190,000	5,005	86,250	—	—	150,722	431,977
	2011	185,000	—	—	65,813	18,500	131,026	400,339

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 12 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 4, 2014.
(2)	Reflect amounts earned during the relevant fiscal year.
(3)	Other compensation for Mr. Sousa includes sales commissions.

Grants of Plan-Based Awards - Fiscal Year 2013

The following table provides information related to incentive awards granted to the Named Executive Officers during the 2013 fiscal year. Equity award grants are made in accordance with the 2000 Plan or the 2010 Plan, as applicable, which include equity grants made at fair market value on the date of grant and vesting in four installments beginning on the first anniversary of the grant date. The aggregate grant date fair value of annual equity award grants have historically ranged from one-fifth to one-third of the Named Executive Officer’s total compensation. Except for stock options and RSUs, we have not issued restricted stock, SARs or other equity-based awards to our executive officers. We have not modified or repriced outstanding options or accelerated the vesting of options or RSUs.

Name	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock
	Date	Threshold	Target	Maximum	Shares of Units	Awards (2)
Robert A. Frist, Jr.	3/18/2013	$0	$—	$80,955	5,000	$108,500
J. Edward Pearson	3/18/2013	0	—	76,860	5,000	108,500
Arthur E. Newman	3/18/2013	0	—	73,710	5,000	108,500
Gerard M. Hayden, Jr.	3/18/2013	0	—	72,450	5,000	108,500
Michael Sousa	3/18/2013	0	—	20,212	3,750	81,375

(1)	Represents the threshold and maximum bonus levels that could have been earned under the Company’s 2013 Incremental Operating Income Incentive Plan. The plan is described under “Compensation Discussion and Analysis — Cash Bonuses.” The 2013 Incremental Operating Income Plan does not have a target bonus level. Each Named Executive Officer can be awarded an incremental bonus between the threshold and maximum bonus level.
(2)	Represents the aggregate fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 12 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 4, 2014.

Outstanding Equity Awards at Fiscal Year End

The following table provides information related to options and restricted share units held by the Named Executive Officers that were outstanding at the end of fiscal year 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price(1)	Option Expiration Date(2)	Number of Units of Stock That Have Not Vested	Market Value of Units of Stock That Have Not Vested(3)
Robert A. Frist, Jr.	—	—	—	—	5,000	$163,150

J. Edward Pearson	12,992	—	$3.39	6/14/2014
	25,500	—	$3.75	3/7/2015
	32,000	—	$2.80	4/4/2016
	8,000	—	$2.01	2/12/2017
	12,000	8,000	$3.58	2/11/2018
	8,750	16,250	$7.66	2/11/2019
	—	—	—	—	9,000	293,670

Arthur E. Newman	2,391	—	$3.75	3/7/2015
	—	8,000	$3.58	2/11/2018
	8,750	16,250	$7.66	2/11/2019
	—	—	—	—	9,000	293,670

Gerard M. Hayden, Jr.	34,750	—	$3.15	5/19/2016
	15,000	—	$2.01	2/12/2017
	12,000	8,000	$3.58	2/11/2018
	8,750	16,250	$7.66	2/11/2019

	—	—	—	—	9,000	293,670
Michael Sousa	—	20,000	$3.58	2/11/2018
	—	12,187	$7.66	2/11/2019
	—	—	—	—	6,938	226,387

(1)	The exercise price is the closing price of our common stock on NASDAQ on the date of grant.
(2)	Options generally vest over four years and expire eight years from the date of grant.
(3)	The dollar amount was determined by multiplying the number of share units by $32.63 (the closing price of the Company’s common stock on December 31, 2013.)

Options Exercised and Stock Vested During 2013

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise (1)	Acquired on Vesting	on Vesting (2)
Robert A. Frist, Jr.	56,000	$1,182,720	—	$—
J. Edward Pearson	154,908	4,395,821	750	16,275
Arthur E. Newman	163,609	4,379,311	750	16,275
Gerard M. Hayden, Jr.	50,000	1,247,295	750	16,275
Michael Sousa	94,563	1,838,628	562	12,195

(1)	The value realized equals the difference between the option exercise price and the closing price of the Company’s stock on the date of exercise, multiplied by the number of shares to which the exercise relates.
(2)	The value realized equals the number of shares vested, multiplied by the closing price of the Company’s stock on the vesting date.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2013, concerning shares of the Company’s common stock authorized for issuance under all of the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)		(b)	(c)

Equity compensation plans approved by security holders	973,880	(2)	$5.73	813,259

Equity compensation plans not approved by security holders	—		$—	—

Total equity compensation plans	973,880		$5.73	813,259

(1)	The weighted average exercise price is calculated only on the exercise prices of the outstanding options and does not reflect the shares issuable upon vesting of outstanding RSUs, which do not have an exercise price.
(2)	This number includes 837,020 shares subject to outstanding options and 136,860 shares subject to outstanding RSUs.

Potential Payments Upon Termination or Change-in-Control

As of December 31, 2013, we maintained only one employment agreement for our Named Executive Officers, with Robert A. Frist, Jr., our Chief Executive Officer. The term of the agreement automatically extends for successive one year periods unless either party provides 90 days advance notice of their intent not to further extend the then current employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is entitled to severance benefits if we terminate him without cause; if he resigns for good reason after a change-in-control; if he resigns upon the occurrence of a material change in the terms of his employment; or if he resigns upon the occurrence of a material breach of the agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent recommended salary by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change-in-control, all options, shares and other benefits will fully vest immediately. If Mr. Frist is terminated for cause, or because of his death, disability, or voluntary resignation without good reason, he would not be entitled to any compensation or benefits beyond his effective termination date, other than benefits provided through statutory requirements.

Under the terms of the 2000 Plan and the 2010 Plan, any outstanding stock options or RSUs will become fully vested and options will become exercisable upon a change-in-control. Further, the 2000 Plan and the 2010 Plan also provide for cash payments based on the difference between the change-in-control price per share of common stock and the per share exercise price of each outstanding option, multiplied by the number of shares of common stock that would be issued if such option were exercised upon a change-in-control. Under the terms of the 2000 Plan and the 2010 Plan, the change-in-control price is to be based on the highest price paid per share for any transaction reported on NASDAQ at any time during the 60 day period immediately preceding the occurrence of the change-in-control.

The following table shows the potential payments described above for our Named Executive Officers:

Name	Termination without cause, resignation for good reason, or resignation for good reason after a change-in- control	Change-in- control	Involuntary termination for cause or resignation without good reason	Retirement	Death or disability
Robert A. Frist, Jr.
Cash severance(1)	$404,775	$—	$—	$—	$—
Accelerated vesting of stock option awards(2)	—	178,200	—	—	—

J. Edward Pearson
Accelerated vesting of stock option awards(2)	—	3,477,951	—	—	—

Arthur E. Newman
Accelerated vesting of stock option awards(2)	—	1,352,989	—	—	—

Gerard M. Hayden, Jr.
Accelerated vesting of stock option awards(2)	—	3,294,938	—	—	—

Michael Sousa
Accelerated vesting of stock option awards(2)	—	1,229,463	—	—	—

(1)	Based on the employment agreement described above and on Mr. Frist’s salary as of December 31, 2013.
(2)	Based on the highest price paid for our stock reported on NASDAQ in the 60 day period prior to December 31, 2013 of $35.64 per share, less the exercise price of any of such individual’s outstanding in-the-money stock options, multiplied by the total of the outstanding in-the-money stock options for such individual.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2014 (unless otherwise noted), for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 27,564,606 shares outstanding as of March 31, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2014 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

Name	Number of Shares		Percent
Robert A. Frist, Jr.	5,695,845		20.7%
BlackRock, Inc.	1,884,244	(1)	6.8%
FMR LLC	1,616,394	(2)	5.9%
Frank Gordon	327,409	(3)	1.2%
J. Edward Pearson	133,376	(4)	*
Thompson S. Dent	119,394	(5)	*
Arthur E. Newman	108,862	(6)	*
Michael Shmerling	103,295	(7)	*
Gerard M. Hayden, Jr.	88,959	(8)	*
Linda Rebrovick	60,000	(9)	*
Dale Polley	50,000	(10)	*
William W. Stead	41,700	(11)	*
Michael Sousa	39,442		*
Jeffrey L. McLaren	30,467	(12)	*
C. Martin Harris, M.D.	28,909	(13)	*
Deborah Taylor Tate	25,350	(14)	*
All directors and executive officers as a group (15 persons)	6,930,975	(15)	25.1%

*	Less than one percent.
(1)	Based on a Schedule 13G/A filed January 29, 2014 by BlackRock, Inc. BlackRock, Inc. lists its address as 40 East 52nd Street, New York, NY 10022, in such filing.
(2)	Based on a Schedule 13G filed February 14, 2014 by FMR LLC. FMR LLC lists its address as 245 Summer Street, Boston, MA 02210, in such filing.
(3)	136,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. Also includes 67,000 shares issuable upon exercise of options.

(4)	Includes 79,350 shares issuable upon exercise of options.
(5)	Includes 62,000 shares issuable upon exercise of options.
(6)	Includes 26,641 shares issuable upon exercise of options.
(7)	Includes 15,000 shares issuable upon exercise of options.
(8)	Includes 86,000 shares issuable upon exercise of options.
(9)	Includes 46,000 shares issuable upon exercise of options.
(10)	Includes 15,000 shares issuable upon exercise of options.
(11)	Includes 20,000 shares issuable upon exercise of options.
(12)	Includes 15,000 shares issuable upon exercise of options.
(13)	Includes 26,250 shares issuable upon exercise of options.
(14)	Includes 18,750 shares issuable upon exercise of options
(15)	Includes 528,241 shares issuable upon exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during the 2013 fiscal year, all SEC filings of directors, officers and greater than ten-percent shareholders complied with the requirements of Section 16(a) of the Securities Exchange Act.

AUDIT COMMITTEE REPORT FOR 2013

The Audit Committee of the Board is comprised of three directors who are independent directors as defined under NASDAQ Rule 5605(a)(2). The members of the Audit Committee are considered independent because they satisfy the independence requirements for directors prescribed by the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act. During 2013, the members of the Audit Committee were Dale Polley, Michael Shmerling, and Jeffrey L. McLaren. Mr. Polley is the Chairman of the Committee.

In accordance with its written charter, the Audit Committee is charged with oversight of the integrity of HealthStream’s financial reporting process; our system of internal controls regarding finance, accounting and legal compliance; the qualification, independence and performance of our independent registered public accounting firm; and the process utilized by management for identifying, evaluating and mitigating risks inherent in the business. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Among other things, the Audit Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the independent registered public accounting firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including matters in the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their understanding of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to reviewing, evaluating and ensuring the rotation of the lead partner of the independent registered public accounting firm, the Audit Committee obtains and reviews a report from the independent registered public accounting firm regarding (a) the independent registered public accounting firm’s internal quality control procedures, (b) any material issues raised by the most recent quality control review, or peer review of the independent registered public accounting firm, or any material inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm and (c) any steps taken to deal with such issues.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Dale Polley, Audit Committee Chairman

Jeffrey L. McLaren, Audit Committee Member

Michael Shmerling, Audit Committee Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Board has nominated and recommends to the shareholders, Jeffrey L. McLaren, Linda Rebrovick, and Michael Shmerling for election as Class II directors to serve until the annual meeting of shareholders in 2017 and until such time as their respective successors are duly elected and qualified. Mr. McLaren, Ms. Rebrovick, and Mr. Shmerling are currently Class II directors of the Company having been previously elected by the shareholders.

If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to continuing directors who are not nominees for election at the Annual Meeting is set forth on pages eight to eleven of this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2013 and 2012 are described below under “Audit and Non-Audit Fees.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote from a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Audit and Non-Audit Fees

Audit Fees. Fees for audit services totaled $393,900 and $372,340 in 2013 and 2012, respectively, including fees associated with the audit of our annual financial statements and internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees. There were no fees paid for audit-related services during 2013 or 2012.

Tax Fees. There were no fees paid for tax services during 2013 or 2012.

All Other Fees. There were no other fees paid during 2013 or 2012 that were not included in the captions above.

Pre-Approval of Audit and Non-Audit Fees

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2013 and 2012, the Audit Committee approved all audit and non-audit fees disclosed above. The Audit Committee’s pre-approval policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL THREE - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our Named Executive Officers (“executive compensation”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010. While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, highly values the opinions of our shareholders. We will consider the vote of our shareholders when making compensation decisions for the Named Executive Officers in the future.

We have described the compensation of the Named Executive Officers under “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION – SUMMARY COMPENSATION TABLE” sections of this proxy statement. We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. We seek to reward our executives for both near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the economic interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

At the Company’s 2013 annual meeting of shareholders, approximately 98% of the votes cast supported the advisory vote on executive compensation. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

The Compensation Committee reviews on an ongoing basis the compensation programs for the Named Executive Officers to ensure that such programs achieve the desired goals of enhancing the long-term total return to our shareholders and building a better company by implementing compensation programs that reward both company-wide and individual performance, aligning our executives’ interests with those of our shareholders and allowing us to attract and retain talented executives. For additional information regarding our executive compensation, including our 2014 executive compensation decisions, please see “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 20 of this proxy statement.

In light of the foregoing considerations, we are asking our shareholders to indicate their approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2014 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

GENERAL INFORMATION

Additional Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, excluding certain of the exhibits thereto, may be obtained by visiting our website at www.healthstream.com or may be obtained without charge by writing to HealthStream, Inc., Investor Relations Department, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or by making an oral request by calling (615) 301-3237. We will furnish any exhibits to our Annual Report on Form 10-K upon the payment of fees equal to our reasonable expenses in furnishing such exhibits. The Company’s Annual Report on Form 10-K and various other filings also may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com, or at www.sec.gov.

Nashville, Tennessee

April 18, 2014

RECONCILIATION OF AS REPORTED GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME

The Company makes reference to non-GAAP operating income, which is presented before the impact of acquisition related expenses incurred during the year and the operating income (loss) from acquisitions consummated during the year. The Company believes that excluding these items is appropriate because the Company believes there is a strong relationship between growth in non-GAAP operating income and shareholder return.

This information is not intended to be considered in isolation or as a substitute for operating income prepared in accordance with GAAP.

Our reconciliation of non-GAAP operating income to the most comparable GAAP measure, “income from operations” for the year ended December 31, 2013 is as follows (in thousands):

Year Ended December 31, 2013
GAAP income from operations	$14,666
Adjustment for current year acquisition related expenses and operating income (loss) from acquisitions during the year	443

Non-GAAP operating income	$15,109

Appendix A

Restated Audit Committee Charter

See Attached.

RESTATED CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF HEALTHSTREAM, INC.

I. AUDIT COMMITTEE PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of HealthStream, Inc. (the “Company”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements.

•	Oversee the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Oversee the independence and performance of the Company’s independent auditors.

•	Provide an avenue of communication among the independent auditors, management and the Board.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Committee has the ability to retain independent legal, accounting, or other advisors as it deems necessary or appropriate in the performance of its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Committee and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee’s oversight responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company’s financial management, as well as its independent auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its duties and responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company’s financial statements are true and complete or are in accordance with generally accepted accounting principles.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent under the requirements of the NASDAQ Stock Market (“Nasdaq”) and the Securities and Exchange Commission (“SEC”) and be free from any relationship that would interfere with the exercise of his or her independent judgment. Each member of the Committee must also meet the other qualification standards set by federal and state legislation and regulation and the applicable listing standards of Nasdaq. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements (including the Company’s balance sheet, income statement and cash flow statement), and at least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC.

The Committee shall meet at least four times annually, or more frequently as circumstances require, including teleconferences when appropriate. The Committee Chair shall prepare and/or approve an agenda for each meeting. A majority of the Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at the meeting; provided that the Committee may form and delegate authority to subcommittees or members when appropriate. The Committee shall meet privately in executive session at least annually with management, the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believes should be discussed. In addition, the Committee shall communicate with management and the independent auditors’ quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

The following functions shall be the common recurring activities of the Committee in carrying out its oversight duties and responsibilities. The Committee may undertake additional duties and responsibilities as the Board or the Committee deems appropriate given the circumstances.

Document/Reports Review Procedures

1.	The Committee shall review and assess the adequacy of this Charter at least annually, submit the Charter to the Board for approval and have the document published in accordance with SEC regulations or applicable listing standards.

2.	The Committee shall review and discuss with the Company’s management and independent auditors the Company’s annual audited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements. Additionally, based on such review, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K. The discussion of financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements or results, and the discussion of the related disclosure, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” shall occur prior to the filing of the Form 10-K.

3.

The Committee shall review with management and the independent auditors the Company’s quarterly financial results and quarterly unaudited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Company’s selection, application and disclosure of critical accounting policies and practices used in such financial statements. The discussion of financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements or results, and the discussion of the related disclosure, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” shall occur prior to the filing of the Form 10-Q.

4.	Discuss with management and the independent auditors policies with respect to risk assessment and risk management and the quality and adequacy of the Company’s processes and controls that could materially affect the Company’s financial statements and financial reporting. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses.

5.	Discuss with management the Company’s earnings press release, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts.

6.	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off balance sheet structures on the Company’s financial statements and any material changes to GAAP, SEC and other accounting standards that will impact or could impact the financial reports under review.

7.	Discuss with the independent auditors any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61 and Statement on Auditing Standards No. 90, as such standards may be modified or supplemented.

8.	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Independent Auditors

9.	The independent auditors are accountable to the Committee and the Board and shall report directly to the Committee. The Committee shall review the independence and performance of the auditors annually. In addition, the Committee shall:

•	oversee the work of the independent auditors and review the independent auditors’ audit plan;

•	including scope, staffing, locations, reliance upon management and general audit approval;

•	resolve disagreements between management and the independent auditors regarding financial reporting;

•	establish hiring policies for employees or former employees of the independent auditors; pre-approve all auditing services to be provided by the independent auditors;

•

pre-approve all non-auditing services, including tax services, to be provided by the independent auditors, subject to such exceptions as may be determined by the Committee to be appropriate and consistent with federal and regulatory provisions;

•

receive reports from the independent auditors regarding critical accounting policies and practices, alternative treatments of financial information and GAAP, and such other information as may be required by federal and regulatory provisions;

•

receive from the independent auditors annually a formal written statement delineating all relationships between the independent auditors and the Company that may impact the objectivity and independence of the independent auditors;

•	discuss with the independent auditors in an active dialogue any such disclosed relationships or services and their impact on the independent auditors’ objectivity and independence;

•	review, evaluate and ensure the rotation of the lead partner of the independent auditors; and

•

obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review of the independent auditor, or any material inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor and (c) any steps taken to deal with any such issues.

10.	The Committee shall be directly responsible and have the ultimate authority for the appointment (subject, if sought, to shareholder ratification), compensation, retention and oversight of the work of the independent auditors.

Legal Compliance

11.	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

12.	Review and approve all related-party transactions in accordance with the Related-Party Transactions Policy and report to the full Board on any approved transactions.

13.	Monitor, oversee and review compliance with the provisions of the Company’s Code of Ethics, including compliance that relates to accounting disclosures and regulations of the SEC or Nasdaq.

14.	Serve as the initial reviewing body for allegations of violations of the Code of Ethics or requests for waivers of the provisions of the Code of Ethics by a director or executive officer of the Company, including those that relate to accounting disclosures and regulations of the SEC or Nasdaq.

15.	Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement.

16.	At least annually review the Company’s director and officer insurance provisions.

17.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

18.	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

19.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 28th, 2014.

Vote by Internet
• Go to www.investorvote.com/HSTM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	The Board of Directors recommends a vote “FOR” the election of each of the nominees for director listed in Proposal 1 below, “FOR” Proposal 2 and “FOR” Proposal 3.

1.	To elect the three nominees as Class II directors to the Board of Directors until the 2017 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified:	01 - Jeffrey L. Mclaren - Class II 03 - Michael Shmerling -Class II	02 - Linda Rebrovick - Class II	+

				01	02	03
☐	Mark here to vote FOR all nominees	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

☐	Mark here to WITHHOLD vote from all nominees

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

4.	To vote in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated, and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The Proxy Statement, Annual Report & Form 10-K are available at:

www.edocumentview.com/HSTM

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HealthStream, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF HEALTHSTREAM, INC.

The undersigned shareholder(s) of HealthStream, Inc., a Tennessee corporation, hereby acknowledges receipt of the Notice of 2014 Annual Meeting of Shareholders and Proxy Statement, each dated April 18, 2014, and hereby appoints Robert A. Frist, Jr. and Gerard M. Hayden, Jr., and each of them, proxies and attorneys in fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Shareholders of HealthStream, Inc. to be held on Thursday, May 29, 2014 at 2:00 p.m. Central Daylight Time, at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth herein.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted FOR the proposals set forth herein and as the proxies deem advisable on such other matters as may come before the meeting.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

(Items to be voted appear on reverse side.)

Directions to:

209 10th Avenue South, Suite 450

Nashville, Tennessee 37203

From the South:

Take Interstate 65 North. Take exit 209B for Demonbreun Street. Turn right onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

From the North:

Take Interstate 65 South. Continue onto Interstate 24 East. Take Exit 50B to merge onto Interstate 40 West. Take exit 209B for Demonbreun Street. Turn right onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

From the West:

Take Interstate 40 East. Take exit 208A to merge onto Interstate 65 South. Take exit 209B for Demonbreun Street. Turn left onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

From the East/Nashville International Airport:

Take Interstate 40 West. Take exit 209B for Demonbreun Street. Turn right onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.